Exhibit 99.1

AFFIRMATIVE INSURANCE HOLDINGS REPORTS THIRD QUARTER 2013 NET

INCOME OF $47.6 MILLION

ADDISON, Texas, November 14, 2013 (GLOBE NEWSWIRE) — Affirmative Insurance Holdings, Inc. (OTC: AFFM), a leading producer of non-standard personal automobile insurance policies, reported consolidated financial results for the three and nine months ended September 30, 2013.

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share data)	2013	2012	2013	2012
Gross written premium	$78.1	$59.8	$220.1	$172.4
Revenue	53.3	51.2	189.9	154.4
Net income (loss)	47.6	(29.5)	42.9	(43.6)
Net income (loss) per diluted share	3.02	(1.91)	2.76	(2.83)

Michael McClure, Chief Executive Officer, stated, “The sale of our retail operations and the refinancing of our senior debt on September 30, 2013 were significant events in the Company’s history. While we have made many improvements from an operational standpoint, we still have many areas and opportunities to address. We are determined to continue to improve the profitability of the business. We are continuing to see either very good or improving conditions in a number of our states. We believe our actions along with the improved operating environment will continue to improve our operating results as we move forward.”

Operating Performance

•	Total gross premiums written for the three months ended September 30, 2013 increased $18.3 million, or 30.6%, compared with the prior year quarter. Total gross premiums written for the nine months ended September 30, 2013 increased $47.7 million, or 27.7%, compared with the prior year period. Historically, we assumed premiums from a Texas county mutual insurance company (the county mutual) whereby we assumed 100% of the policies issued by the county mutual for business produced by our owned general agents. On January 1, 2013, we changed this relationship such that the county mutual is reinsuring 100% of this business to our quota-share reinsurance provider. However, we continue to serve as a general agent for this business. If we had included the county mutual business production in the 2013 gross written premiums, the increase for the three and nine months ended September 30, 2013 would have been $27.1 million and $88.5 million, or 45.4% and 51.3%, respectively, compared with the prior year. This increase was primarily due to an increase in new business policies generated in Texas and California. We believe this growth in Texas and California was due to a number of competitors that had been aggressive on pricing in the past either exiting the marketplace or reducing their writings significantly.

•	Net losses and loss adjustment expenses for the third quarter increased $8.3 million, or 32.8%, compared with the prior year quarter. The percentage of net losses and loss adjustment expense to net premiums earned (the net loss ratio) was 109.5% in the current quarter which includes $7.0 million of unfavorable prior period development primarily related to the 2011 accident year for our Louisiana business. Excluding the prior year development, the current accident year net loss ratio was 86.9% compared with 72.0% in the prior year quarter. The use of quota-share reinsurance overstates the net loss ratio. Loss adjustment expenses include all of the business subject to the quota-share treaties with ceding commission income booked as an offset to selling, general and administrative expenses. As such, the quota-share treaties’ impact on the loss ratio was to increase it by 10.1 points for the three months ended September 30, 2013 and 4.7 points for the prior year quarter. The increase in the current year was primarily due to a significant increase in new business, which tends to have a higher loss ratio than renewal business.

•	Gain from the sale of our retail business of $65.3 million was recorded during the third quarter in 2013. The Company entered into a purchase agreement effective September 30, 2013 for the sale of the retail agency distribution business which consisted of 195 retail locations and 2 premium finance companies. Initial cash proceeds were $101.8 million, which included $20.0 million of funds placed in escrow and $1.8 million of preliminary working capital. An additional $20.0 million may be received depending on the Company meeting certain risk-based capital thresholds.

•	Loss on extinguishment of debt of $4.2 million was recognized during the third quarter. On September 30, 2013, we replaced our existing senior credit facility with the proceeds from the sale of the retail agency distribution business and with the proceeds from two new debt arrangements. The debt extinguishment loss resulted from the write-off of $2.2 million of deferred debt issuance costs and unamortized debt discount relating to our existing senior secured credit facility, $1.4 million of legal fees and a $0.6 million prepayment premium.

•	Selling, general and administrative expenses (SG&A) increased $0.4 million, or 1.8%, compared with the prior year quarter, primarily due to increases in distribution costs related to increased earned premium and employee compensation, which were partially offset by decreases in professional services fees and advertising expenses.

Contact:	Earl R. Fonville
Executive Vice President and Chief Financial Officer
(972) 728-6458
earl.fonville@affirmativeinsurance.com

About Affirmative

Affirmative Insurance Holdings, Inc. is a producer of non-standard personal automobile insurance policies for individual consumers in targeted geographic markets. Non-standard personal automobile insurance policies provide coverage to drivers who find it difficult to obtain insurance from standard automobile insurance companies due to their lack of prior insurance, age, driving record, limited financial resources or other factors. Non-standard personal automobile insurance policies generally require higher premiums than standard automobile insurance policies.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by, among other things, the use of forward-looking terms such as “likely,” “typically,” “may,” “intends,” “expects,” “believes,” “anticipates,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “potential,” , or “attempts” or the negative of such terms or other variations on such terms or comparable terminology. By their nature, these statements are subject to risks, uncertainties and other factors, which could cause actual future results to differ materially from those results expressed or implied by such forward-looking statements.

Do not unduly rely on forward-looking statements. They give the Company’s expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and, except as required by law, the Company does not intend to update them to reflect changes that occur after that date. For a discussion of factors that may cause actual results to differ from expectations, refer to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012. Any factor described in this press release or in any document referred to in this press release could, by itself or together with one or more other factors, adversely affect the Company’s business, earnings and/or financial condition.

AFFIRMATIVE INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues
Net premiums earned	$30,802	$35,261	$121,792	$104,377
Commission income, fees and managing general agent revenue	21,958	14,879	65,991	45,991
Net investment income	542	819	1,965	2,572
Net realized gains	8	192	37	921
Other income	—	4	123	504

Total revenues	53,310	51,155	189,908	154,365

Expenses
Net losses and loss adjustment expenses	33,725	25,397	103,531	77,786
Selling, general and administrative expenses	24,525	24,097	80,728	74,529
Depreciation and amortization	1,776	2,414	5,562	7,044

Total expenses	60,026	51,908	189,821	159,359

Operating income (loss)	(6,716)	(753)	87	(4,994)
Gain on sale of retail business	65,325	—	65,325	—
Loss on extinguishment of debt	(4,193)	—	(4,193)	—
Interest expense	(5,917)	(4,802)	(17,149)	(14,568)
Goodwill and other intangible assets impairment	—	(23,692)	—	(23,692)

Income (loss) before income tax expense	48,499	(29,247)	44,070	(43,254)
Income tax expense	881	211	1,218	379

Net income (loss)	$47,618	$(29,458)	$42,852	$(43,633)

Basic income (loss) per common share:
Net income (loss)	$3.09	$(1.91)	$2.78	$(2.83)

Diluted income (loss) per common share:
Net income (loss)	$3.02	$(1.91)	$2.76	$(2.83)

Weighted average common shares outstanding:
Basic	15,408	15,408	15,408	15,408

Diluted	15,772	15,408	15,531	15,408